Exhibit 99.1

Fluor Corporation	Keith Stephens / Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR REPORTS THIRD QUARTER RESULTS AND

ESTABLISHES 2013 EPS GUIDANCE

•                  THIRD QUARTER EPS OF $0.86, COMPARED TO $0.78 A YEAR AGO

•                  THIRD QUARTER NEW AWARDS OF $6.3 BILLION

•                  2013 EPS GUIDANCE RANGE OF $3.85 TO $4.35

IRVING, TEXAS — November 1, 2012 — Fluor Corporation (NYSE: FLR) today announced financial results for its third quarter ended September 30, 2012.  Net earnings attributable to Fluor for the third quarter were $145 million, or $0.86 per diluted share, compared with $135 million, or $0.78 per diluted share in the third quarter of 2011.  Segment profit for the quarter was $278 million, which compared with $236 million a year ago.  Consolidated revenue grew by 18 percent to $7.1 billion, from $6.0 billion in the third quarter of 2011.  Improved results were partially offset at the end of the quarter by a lower than expected award fee on the LOGCAP IV contract, the impact of foreign currency losses, and a higher than anticipated effective tax rate.

New awards for the third quarter were $6.3 billion, which compares with $6.7 billion a year ago.  Current quarter awards were broad-based with $2.0 billion in the Oil & Gas segment, $2.0 billion in Government, $1.7 billion in Industrial & Infrastructure and $581 million in Power.

Consolidated backlog for the quarter declined to $40.8 billion, from $43.0 billion last quarter, primarily due to the cancellation of two mining projects totaling $2.0 billion.

“While we are on track for 2012 and there continues to be a robust list of opportunities in oil, gas, petrochemical and infrastructure, our outlook for 2013 is tempered by the continuing weak global economy and the deferral of major mining capital programs,” said Chairman and Chief Executive Officer David Seaton.  “Although we see growth in 2013, the anticipated resurgence in oil and gas is not expected to fully benefit financial results until 2014.”

Fluor’s cash plus current and noncurrent marketable securities totaled $2.8 billion at the end of the quarter, compared with $2.8 billion a year ago.  Over the past year, the Company has returned approximately $300 million of cash to shareholders through share repurchases and dividends.  Corporate G&A expense for the quarter was $41 million, compared with $37 million in the third quarter of 2011.

Outlook

The Company is raising the lower end of its EPS guidance for 2012 to a range of $3.60 to $3.80 per share, from the previous range of $3.50 to $3.80 per share.  For 2013, the Company is establishing its initial EPS guidance at a range of $3.85 to $4.35 per share, reflecting the potential for growth in all business segments except Industrial & Infrastructure, which is experiencing a slowing in new mining and metals awards as commodity demand weakens.

Business Segments

Fluor’s Oil & Gas business reported segment profit of $87 million, an increase of 18 percent from the third quarter of 2011.  Revenue grew 15 percent to $2.6 billion, from $2.2 billion a year ago.  Strong third quarter results were mainly driven by increased contributions from upstream projects.  Oil & Gas new awards in the quarter were $2.0 billion, compared to $1.6 billion in the third quarter of 2011.  New awards included a large petrochemical facility for Dow Chemical in Texas and a carbon capture and storage project for Shell in Canada.  Backlog at the end of the third quarter was $19.2 billion, up 31 percent from $14.6 billion a year ago.

The Industrial & Infrastructure group reported segment profit of $132 million, up from $67 million a year ago which included a charge of $38 million for additional costs related to the Greater Gabbard Offshore Wind Project.  Revenue for the segment was $3.2 billion, up 33 percent from a year ago.  Results for the quarter were driven by growth in the mining and metals business line.  Third quarter new awards totaled $1.7 billion, including approximately $700 million for the I-95/395 managed toll lanes project in Virginia and a blood fractionation project in Georgia.  Segment backlog at the end of the quarter declined to $16.2 billion, from $22.3 billion a year ago, mainly due to strong revenue burn in mining and metals and $2.0 billion in cancellations relating to a copper project in Peru and an iron ore project in Australia.

The Government group reported segment profit of $23 million, down 47 percent from $43 million in the third quarter of 2011, due to the impact of lower than expected award fees on the LOGCAP IV contract in Afghanistan.  Revenue for the quarter was $790 million, compared with $882 million a year ago primarily due to a lower volume of work related to LOGCAP IV task orders.  New awards totaled $2.0 billion in the third quarter, compared with $1.7 billion last year, and included LOGCAP IV task orders and annual amounts for Department of Energy contracts at Savannah River and Portsmouth.  Backlog at the end of the quarter was $1.6 billion, compared with $1.8 billion a year ago.

Segment profit for Global Services was $42 million in the third quarter, up 7 percent from $39 million a year ago.  Revenue for the quarter improved 8 percent to $423 million.  Improved results reflect increased contributions from the operations and maintenance and temporary staffing business lines.  New awards for the quarter were $165 million and ending backlog was $1.8 billion, compared with $2.0 billion a year ago.

Fluor’s Power group reported a segment loss of $6 million, which compares with segment profit of $13 million a year ago.  Third quarter results included $16 million in expenses associated with the Company’s continued investment in NuScale, in which a majority interest was acquired in late 2011.  Revenue for the quarter was $170 million, up 18 percent from $143 million in the third quarter of 2011 due to increased activity on gas-fired and solar projects.  New awards for the quarter were $581 million, including an award for Phase I of a 175 megawatt solar photovoltaic energy facility in California.  Segment backlog at the end of the quarter was $2.1 billion, up from $1.1 billion in the third quarter of 2011, reflecting awards for a gas-fired plant and two solar power developments.

Results for the Nine Months

Net earnings attributable to Fluor for the nine months ended September 30, 2012 were $461 million, or $2.72 per diluted share.  This compares with $441 million, or $2.51 per diluted share, for the first nine months of 2011.  Revenue for the first nine months of 2012 was $20.6 billion, up 20 percent from $17.1 billion in the first nine months of last year.

Third Quarter Conference Call

Fluor will host a conference call at 5:30 p.m. Eastern Time on Thursday, November 1, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.  Certain non-GAAP financial measures, as defined under SEC rules, are included in this press release and may be discussed during the conference call.  A reconciliation of these measures is included in this press release which will be posted in the investor relations section of the Company’s website.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) designs, builds and maintains many of the world’s most challenging and complex projects.  Founded in 1912, the company was started by John Simon Fluor Sr. with a modest investment of $100.  Since those humble beginnings, the company has grown into one of the largest engineering & construction companies in the world.  Fluor is celebrating its 100th anniversary during 2012.

Today, through its global network of offices on six continents, the company provides comprehensive capabilities and world-class expertise in engineering, procurement, construction, commissioning, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 200 company and had revenue of $23.4 billion in 2011.  For more information, visit www.fluor100.com and www.fluor.com.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans,” “estimates” or other similar expressions).  These forward-looking statements, including statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves are based on current management expectations and involve risks and uncertainties.  Actual results may differ materially as a result of a number of factors, including, among other things, failure to achieve projected backlog, revenue and/or earnings levels; difficulties or delays incurred in the execution of contracts, or failure to accurately estimate the resources and time necessary for our contracts, resulting in cost overruns or liabilities; intense competition in the global engineering, procurement and construction industry; the cyclical nature of many of the markets the Company serves, including the Company’s commodity-based business lines, and the Company’s vulnerability to downturns; current economic conditions affecting our clients, partners, subcontractors and suppliers, which may result in decreased capital investment or expenditures by our clients or other financial difficulties by our partners, subcontractors or suppliers; delays or defaults in client payments; the Company’s failure to receive anticipated new contract awards; client cancellations of, or scope adjustments to, existing contracts, including the Company’s government contracts that may be terminated at any time, and the related impacts on staffing levels and cost; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; foreign economic and political uncertainties; failure to meet timely completion or performance standards; failure of our suppliers, subcontractors or joint venture partners to provide supplies or services at agreed-upon levels or times; risks or uncertainties associated with events outside of our control, such as the effects of severe weather, that may significantly affect operations, result in higher costs or subject the Company to liability claims; liabilities arising from faulty engineering services; the potential impact of certain tax matters including, but not limited to, those from foreign operations and ongoing audits by tax authorities; the impact of anti-bribery and international trade laws and regulations; risks or uncertainties associated with acquisitions, dispositions and other investments; possible information technology interruptions or inability to protect intellectual property; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; failure to maintain safe worksites; and the impact of environmental, health and safety regulations or other laws.  Caution must be exercised in relying on these and other forward-looking statements.  Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 22, 2012. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED SEPTEMBER 30	2012	2011
Revenue	$7,136.1	$6,037.6
Cost and expenses:
Cost of revenue	6,829.8	5,775.5
Corporate general and administrative expense	40.9	37.3
Interest income, net	0.9	(6.1)
Total cost and expenses	6,871.6	5,806.7
Earnings before income taxes	264.5	230.9
Income tax expense	92.2	69.3
Net earnings	172.3	161.6
Less: Net earnings attributable to noncontrolling interests	27.7	26.2
Net earnings attributable to Fluor Corporation	$144.6	$135.4
Basic earnings per share
Net earnings	$0.87	$0.79
Weighted average shares	166.7	171.6
Diluted earnings per share
Net earnings	$0.86	$0.78
Weighted average shares	168.0	173.2
New awards	$6,317.2	$6,747.3
Backlog	$40,846.2	$41,833.0
Work performed	$6,976.6	$5,883.5

NINE MONTHS ENDED SEPTEMBER 30	2012	2011
Revenue	$20,554.4	$17,129.3
Cost and expenses:
Cost of revenue	19,653.8	16,290.1
Corporate general and administrative expense	109.9	102.2
Interest income, net	(2.8)	(16.2)
Total cost and expenses	19,760.9	16,376.1
Earnings before income taxes	793.5	753.2
Income tax expense	251.5	238.9
Net earnings	542.0	514.3
Less: Net earnings attributable to noncontrolling interests	81.3	73.7
Net earnings attributable to Fluor Corporation	$460.7	$440.6
Basic earnings per share
Net earnings	$2.74	$2.54
Weighted average shares	167.9	173.6
Diluted earnings per share
Net earnings	$2.72	$2.51
Weighted average shares	169.3	175.8
New awards	$22,013.2	$22,630.9
Backlog	$40,846.2	$41,833.0
Work performed	$20,054.3	$16,701.8

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED SEPTEMBER 30	2012		2011
Revenue
Oil & Gas	$2,551.6		$2,217.9
Industrial & Infrastructure	3,201.6		2,404.0
Government	790.1		882.4
Global Services	422.9		389.9
Power	169.9		143.4
Total revenue	$7,136.1		$6,037.6

Segment profit (loss) $ and margin %
Oil & Gas	$87.2	3.4%	$73.7	3.3%
Industrial & Infrastructure	132.3	4.1%	67.5	2.8%
Government	22.9	2.9%	43.0	4.9%
Global Services	41.9	9.9%	39.1	10.0%
Power	(6.0)	-3.5%	12.6	8.8%
Total segment profit $ and margin %	$278.3	3.9%	$235.9	3.9%

Corporate general and administrative expense	(40.9)		(37.3)
Interest income, net	(0.9)		6.1
Earnings attributable to noncontrolling interests	28.0		26.2
Earnings before taxes	$264.5		$230.9

NINE MONTHS ENDED SEPTEMBER 30	2012		2011
Revenue
Oil & Gas	$6,887.4		$5,852.1
Industrial & Infrastructure	9,352.2		6,992.8
Government	2,511.5		2,548.9
Global Services	1,252.8		1,174.5
Power	550.5		561.0
Total revenue	$20,554.4		$17,129.3

Segment profit (loss) $ and margin %
Oil & Gas	$244.7	3.6%	$204.2	3.5%
Industrial & Infrastructure	356.2	3.8%	268.5	3.8%
Government	98.1	3.9%	108.8	4.3%
Global Services	133.8	10.7%	111.4	9.5%
Power	(14.5)	-2.6%	71.8	12.8%
Total segment profit $ and margin %	$818.3	4.0%	$764.7	4.5%

Corporate general and administrative expense	(109.9)		(102.2)
Interest income, net	2.8		16.2
Earnings attributable to noncontrolling interests	82.3		74.5
Earnings before taxes	$793.5		$753.2

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	SEPTEMBER 30,	DECEMBER 31,
	2012	2011
Cash and marketable securities, including noncurrent	$2,839.8	$2,761.4
Total current assets	6,518.1	5,880.6
Total assets	8,769.4	8,270.3
Total short-term debt	23.7	19.5
Total current liabilities	3,947.1	3,840.1
Long-term debt	524.9	513.5
Shareholders’ equity	3,680.0	3,395.5

Total debt to capitalization % (based on shareholders’ equity)	13.0%	13.6%
Shareholders’ equity per share	$22.10	$20.09

SELECTED CASH FLOW ITEMS

($ in millions)

NINE MONTHS ENDED SEPTEMBER 30	2012	2011

Cash provided by operating activities	$510.3	$711.2

Investing activities
Net (purchases) sales and maturities of marketable securities	(88.8)	95.2
Capital expenditures	(188.9)	(237.4)
Proceeds from disposal of property, plant and equipment	65.6	43.6
Other items	(39.0)	(6.1)
Cash utilized by investing activities	(251.1)	(104.7)

Financing activities
Repurchase of common stock	(164.2)	(599.9)
Dividends paid	(75.6)	(66.4)
Proceeds from issuance of Senior Notes	—	495.6
Repayment of convertible debt	(0.9)	(73.0)
Distributions paid to noncontrolling interests, net of contributions	(58.4)	(49.7)
Other Items	9.6	(6.1)
Cash utilized by financing activities	(289.5)	(299.5)

Effect of exchange rate changes on cash	19.9	(55.7)

Decrease in cash and cash equivalents	$(10.4)	$251.3

Depreciation	$155.5	$148.0

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED SEPTEMBER 30	2012		2011		% Chg

Oil & Gas	$1,967	31%	$1,562	23%	26%
Industrial & Infrastructure	1,653	26%	2,758	41%	(40)%
Government	1,951	31%	1,655	25%	18%
Global Services	165	3%	302	4%	(45)%
Power	581	9%	470	7%	24%
Total new awards	$6,317	100%	$6,747	100%	(6)%

NINE MONTHS ENDED SEPTEMBER 30	2012		2011		% Chg

Oil & Gas	$10,933	50%	$5,777	25%	89%
Industrial & Infrastructure	6,486	29%	11,734	52%	(45)%
Government	3,109	14%	3,598	16%	(14)%
Global Services	693	3%	888	4%	(22)%
Power	792	4%	634	3%	25%
Total new awards	$22,013	100%	$22,631	100%	(3)%

BACKLOG TRENDS

($ in millions)

AS OF SEPTEMBER 30	2012		2011		% Chg

Oil & Gas	$19,151	47%	$14,645	35%	31%
Industrial & Infrastructure	16,212	40%	22,292	53%	(27)%
Government	1,629	4%	1,795	4%	(9)%
Global Services	1,770	4%	2,025	5%	(13)%
Power	2,084	5%	1,076	3%	94%
Total backlog	$40,846	100%	$41,833	100%	(2)%

United States	$10,219	25%	$8,486	20%	20%
The Americas (excluding the United States)	12,648	31%	12,457	30%	2%
Europe, Africa and the Middle East	10,566	26%	9,222	22%	15%
Asia Pacific (including Australia)	7,413	18%	11,668	28%	(36)%
Total backlog	$40,846	100%	$41,833	100%	(2)%